                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                CIGNA CORPORATION


                              CHC ACQUISITION CORP.


                                       and


                               HEALTHSOURCE, INC.





                                February 27, 1997

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1997 (this "Agreement"), by and among CIGNA Corporation, a Delaware corporation ("Parent"), CHC Acquisition Corp., a New Hampshire corporation and a wholly-owned, indirect subsidiary of Parent (the "Purchaser"), and Healthsource, Inc., a New Hampshire corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

         Section 1 The Offer. (a) As promptly as practicable (but in no event later than five business days from the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of Common Stock, par value $.10 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company (excluding the related Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and The Bank of New York, dated as of July 29, 1996 (the "Rights Agreement") which will be redeemed prior to the consummation of the Offer), at a price of $21.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (except that the Minimum Condition (as hereinafter defined) may not be waived), accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer from time to time until seven months from execution of this Agreement (as such time may be extended pursuant to Section 7.1(b)(i) hereof) if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

                  (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of


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
letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

         Section 2 Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) (collectively, the "Transactions"), which approvals constitute approval of this Agreement, the


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
Offer and the Merger for purposes of Section 293-A:11.01 of the New Hampshire Business Corporation Act (the "NHBCA"), (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended only as provided in Section 5.5(b) hereof, and (iii) approved the redemption of the Rights prior to the consummation of the Offer according to the provisions of the Rights Agreement.

                  (b) As promptly as practicable following the commencement of the Offer and in all events not later than 10 business days following such commencement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required


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
by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                  (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 3 Directors.

                  (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears


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
to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors (which, pursuant to the Company's Articles of Incorporation, has a maximum number of 15 directors) or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Board of Directors of the Company.


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
         Section 4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of New Hampshire, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such Bylaws. The Merger shall have the effects set forth in the NHBCA.

         Section 5 Effective Time. On the date of the Closing (as defined in
Section 1.6 hereof) (or on such other date as the parties may agree), the parties shall file such certificates of merger, articles of merger or other appropriate documents (in any such case, the "Certificates of Merger") executed in accordance with the relevant provisions of the NHBCA, and shall make all other filings, recordings and publications required by the NHBCA with respect to the Merger. The Merger shall become effective on the date specified in the Certificates of Merger, which specified time shall be the same in each Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

         Section 6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022,


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
unless another date or place is agreed to in writing by the parties hereto.

              Section 7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

              Section 8 Shareholders' Meeting.

                   (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                       (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                       (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and
         (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and


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
                      (iii) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent agrees that it will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

         Section 9  Merger Without Meeting of Shareholders. Notwithstanding
Section 1.8 hereof, if permitted by the NHBCA, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company.

         Section 10 Convertible Notes. In accordance with the terms of the Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), with respect to the Company's 5% Convertible Subordinated Notes due 2003 (the "Company Convertible Notes"), within 30 days following the acquisition by Purchaser of beneficial ownership, directly or indirectly, of more than 50% of the Shares, the Company shall, in accordance with the Indenture, publish a notice in The Wall Street Journal, notify the Trustee and give written notice to each holder of the Company Convertible Notes, stating, among other things, (i) that a Change of Control (as defined in the Indenture) has occurred, (ii) that each holder of the Company Convertible Notes has the right to require the Company to repurchase such holder's Company Convertible Notes at a purchase price in cash in an amount equal to 101% of the principal amount of such Company Convertible Notes, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and
(iii) the date on which


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
such Company Convertible Notes shall be purchased which shall be a business day no later than 60 days from the date such notice is mailed. Parent shall contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

                  (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Exchange of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section


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
2.2 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 293-A:13.02 of the NHBCA.

         Section 2 Exchange of Certificates.

                  (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common
Stock shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereto into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is


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
registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


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
         Section 3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the NHBCA ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 293-A:13.25 of the NHBCA, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.

         Section 4 Company Option Plans. (a) As soon as practicable following the date of this Agreement, the Company shall take such actions as may be required to effect the following:

                  (i) adjust the terms of all outstanding options to purchase Company Common Stock held by all current and former employees and directors of the Company ("Company Employee Stock Options") and the terms of each applicable stock option plan maintained by the Company ("Company Employee Stock Plans"), to provide that at the Effective Time, each individual Company Employee Stock Option outstanding immediately prior to the Effective Time shall be fully vested and exercisable;

                  (ii) further adjust the terms of each Company Employee Stock Option held by any person who immediately prior to the Effective Time served as a member of the Board of Directors of the Company (and who was not also a full-time employee of the Company) to provide that such Company Employee Stock Option shall remain exercisable for a period ending on the first to occur of (A) the third anniversary of the Effective Time and (B) the original expiration


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
         date of such option, determined without regard to any termination (for any reason whatsoever) from service as a member of the Board of Directors of the Company; and

                  (iii) make such other changes to the Company Employee Stock Plans and Company Employee Stock Options as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

                        (b) As soon as practicable following the date of this Agreement, Parent shall take such actions as may be required to adopt a plan ("Parent Stock Option Plan") under which Parent will grant options ("Substitute Options") to purchase shares of Parent common stock, par value $1.00 per share ("Parent Common Stock") to replace any Company Employee Stock Options that are outstanding at the Effective Time, which plan will include, but not be limited to, the terms and conditions described in Section 2.4(c) below.

                        (c) Pursuant to the Parent Stock Option Plan each current and former director and employee of the Company who holds one or more unexercised Company Employee Stock Options at the Effective Time ("Eligible Grantee") shall, subject to the terms and conditions set forth below, automatically receive a grant as of the Effective Time of one or more Substitute Options in replacement of his or her Company Employee Stock Options. Each Substitute Option granted to an Eligible Grantee pursuant to this Section 2.4(b) shall:

                  (i) be for a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Employee Stock Option, multiplied by the Option Ratio (as defined below), rounded down to the next whole number of shares;

                  (ii) be for a per share exercise price equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Employee Stock Option divided by the Option Ratio, rounded to the nearest hundredth of a cent;


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
                  (iii) be immediately exercisable upon the Eligible Grantee's execution of the Option Agreement (referred to below) and, except as provided in Section 2.4(a)(ii) with respect to current and former directors of the Company (and regardless of the actual date of termination of employment of the Eligible Grantee with the Company, Parent or any subsidiary of the Parent), shall expire no earlier than the date the Company Employee Stock Option would expire if the Eligible Grantee would have remained continuously employed by the Company until such date; and

                  (iv) otherwise be subject to substantially the same terms and conditions as applicable to the Company Employee Stock Option.

For purposes of this Section 2.4, "Option Ratio" shall mean the Offer Price divided by the average closing price per share of Parent Common Stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to the date of this Agreement.

              (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Employee Stock Options, appropriate notices setting forth such holders' rights pursuant to the Parent Stock Option Plan, and the Option Agreements (based upon a form reasonably satisfactory to the Company, such form to be delivered to the Company at least 10 days prior to the purchase of any shares pursuant to the Offer), evidencing the grants of such Substitute Options and the provisions of this Section 2.4. Execution of the Option Agreement by Eligible Grantee shall result in the replacement of his or her Company Employee Stock Options with Substitute Options as described above and immediate cancellation of all of the Eligible Grantee's rights under the Company Employee Stock Options.

              (e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substitute Options issued in accordance with this Section
2.4. At the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with the SEC with respect to the shares of Parent Common Stock subject to such Substitute Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Substitute Options remain outstanding. With respect to those individuals who subsequent to the Merger are subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to Parent, where applicable, Parent shall administer the Parent Stock Plan assumed pursuant to this Section 2.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Plan complied with such rule prior to the Merger.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Parent and Purchaser in a letter delivered to it at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as follows:

         Section 1 Organization. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing or to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent a complete and correct copy of each of its Articles of Incorporation and By-Laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and By-Laws of each of its Subsidiaries, as currently in effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means only (I) any adverse change in, or effect on, the business, financial condition or operations (excluding results of operations and effects of net income) of the Company and its Subsidiaries, taken as a whole, that individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million, or (II) the net income of the Company and its Subsidiaries (not taking into account any (A) gains or losses resulting from sales or other dispositions of assets by the Company or any of its Subsidiaries (including, without limitation, gains or losses resulting from related severance costs) effected with the prior written consent of Parent (which consent will not be unreasonably withheld), and (B) losses resulting from the costs related to this Agreement and the transactions contemplated hereby), determined in accordance with United States generally accepted accounting principles ("GAAP"), from January 1, 1997 through the last full month of operations for which financial information is available prior to the consummation of the Offer being less, on a cumulative basis, than the Targeted Income (as defined below) by an amount in excess of the Allowed Shortfall (as defined below); provided, however, that, in the case of either of (I) or (II) above, the effects of changes that are generally applicable to (i) the health care or HMO industries, (ii) the United States economy or (iii) the United States securities markets shall be excluded from such determination; and provided, further, that any adverse effect on the

Company and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby and any change in value of the Company's marketable securities shall also be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account
(i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or the Offer Price or (ii) any consequential damages or other consequential valuation. For purposes hereof, (x) "Targeted Income" shall mean, for any period, the cumulative monthly net income from January 1, 1997 set forth on Schedule 3.1 hereto, and (y) "Allowed Shortfall" shall mean, for the same period, $5 million of net income per month, on a cumulative basis, plus an aggregate of an additional $10 million of net income. For purposes of considering whether a "Company Material Adverse Effect" has occurred, (A) any adjustment of reserves for hospital provider contracts receivables on the Company's balance sheet as of December 31, 1996 shall be counted only in clause (I) above, and (B) any new reserves for hospital provider contracts receivables established for the period after December 31, 1996 shall be counted only in clause (II) above, unless such new reserves are required to be restated on the Company's balance sheet as of December 31, 1996 under GAAP, in which case such new reserves shall be counted only in clause (I) above.

         Section 2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the "Company Preferred Stock"). As of January 31, 1997, (i) 63,795,517 shares of Company Common Stock were issued and outstanding, (ii) 5,262,600 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the Company Convertible Notes, (iii) shares of Company Common Stock issuable pursuant to the Rights Agreement were reserved for issuance in connection with the Rights, (iv) no shares of Company Common Stock were issued and held in the treasury of the Company, and (v) there were no shares of Preferred Stock issued and outstanding. Since January 31, 1997, no additional shares of capital stock have been issued except shares of Company Common Stock and options therefor issued pursuant to the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Company Stock Plans"), which, upon exercise of all such options as of such date (whether or not vested), would not exceed 7,545,000 shares of Company Common Stock in the aggregate. Since January 31, 1997, the Company has issued only options to acquire 1,474,100 shares of Company Common Stock. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed in Section 3.2(a) of the Company Disclosure Letter and, except for the Company Convertible Notes, the Company Stock Plans and the Rights Agreement, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                  (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company.

         Section 3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its shareholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company's shareholders (and assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4 Consents and Approvals; No Violations. Except as disclosed in
Section 3.4 of the Company Disclosure Letter and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable requirements under the Exchange Act, (c) the filing of the Certificates of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states, (e) approvals or filings under various state and federal laws, rules and regulations governing insurance holding and operating companies, health maintenance organizations, health care services plans, third party administrators, preferred provider plans, providers of utilization review services, or other managed health care organizations, including laws, rules and regulations with respect to the administration of Medicaid and Medicare (the "Insurance Regulatory Approvals") or (f) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture (other than the Indenture), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the Company SEC Documents (as defined in Section 3.5 hereof) (the "Material Agreements"), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, or
(iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of the business or activities in which Parent or Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Purchaser.

         Section 5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 1994 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent or the Purchaser the audited consolidated balance sheet (including the related notes) of the Company and its Subsidiaries as of December 31, 1996 and the audited consolidated statements of operations and cash flow of the Company and its Subsidiaries for the period ended December 31, 1996 (collectively, the "1996 Financial Statements"). Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements fairly present in all material respects the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flow (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

         Section 6 No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business since December 31, 1996,
(b) for liabilities and obligations disclosed in the Company SEC Documents or the 1996 Financial Statements, (c) for liabilities and obligations incurred in connection with the Offer and the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 3.6 of the Company Disclosure Letter, since December 31, 1996, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1996.

         Section 7 Absence of Certain Changes. Except as (a) disclosed in the Company SEC Documents or the 1996 Financial Statements, (b) disclosed in Section
3.7 of the Company Disclosure Letter or (c) contemplated by this Agreement, since December 31, 1996, the Company has not

(i) suffered any change constituting a Company Material Adverse Effect;
(ii) amended its Articles of Incorporation or By-laws; (iii) split, combined or reclassified the Company Common Stock or any capital stock of any of the Subsidiaries of the Company; (iv) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock (other than the redemption of the Rights); or (v) materially changed the Company's accounting methods, except as required by GAAP or applicable law.

         Section 8 Employee Benefit Plans; ERISA.

                  (a) Section 3.8 of the Company Disclosure Letter sets forth a list of all material employee benefit plans, (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Benefit Plans") and all material employment and severance agreements with employees of the Company ("Employee Agreements"). True and complete copies of all Employee Agreements, including all amendments to date, have been made available to Parent by the Company.

                  (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the best knowledge of the Company since the date of such determination that could materially adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                  (c) No Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

                  (d) No Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 412 of the Code, whether or not waived.

                  (e) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

                  (f) Except as set forth in the Disclosure Schedule, no material liability has been or is expected to be incurred by the Company or any ERISA Affiliate (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty or the excise tax or joint and several liability provisions of the Code, relating to its or their employee benefit plans, and no event, transaction or condition has occurred or exists that have resulted in or would reasonably be expected to result in any such liability to Parent, the Purchaser, the Company or any ERISA Affiliate or any employee benefit plan of the Company or any ERISA Affiliate.

                  (g) As of the last valuation date prior to the date hereof, the market value of assets under each Benefit Plan which is an Employee Pension Benefit Plan under Section 3(2) of ERISA (other than any multiemployer plan) is less than the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination, by an amount no greater than $100,000.

         Section 9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Letter or as disclosed in the Company SEC Documents, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) or, to the best knowledge of the Company, audit or investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party that would have a Company Material Adverse Effect.

         Section 10 No Default; Compliance with Applicable Laws. The business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents, (ii) any Material Agreement or
(iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, including, without limitation, laws, rules and regulations relating to the environment, insurance companies, health maintenance organizations, Medicare, Medicaid, third-party administrators, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from the foregoing clauses (i), (ii) and (iii), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Parent or the Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Purchaser.

         Section 11 Taxes. (a) Except as disclosed in Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has (i) timely filed all federal, state, local and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are true, correct and complete, (ii) paid or accrued (in accordance with GAAP) all material taxes other than such taxes as are being contested in good faith by the Company or its Subsidiaries, and (iii) properly accrued (in accordance with GAAP) in all respects all such taxes for such periods subsequent to the periods covered by such returns, except in the case of the foregoing clauses (i), (ii) and (iii) where any such failure would not have a Company Material Adverse Effect.

                  (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no ongoing or, to the best knowledge of the Company, threatened, in writing, federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries, except where any such audit or examination would not have a Company Material Adverse Effect.

                  (c) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

                  (d) Except as disclosed in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                  (e) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries which are not provided for in the financial statements included in the SEC Reports or the 1996 Financial Statements, except liens for Taxes not yet due and payable.

                  (f) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

         Section 12 Real Property. The Company and the Subsidiaries, as the case may be, have sufficient title, leaseholds or rights to real property to conduct their respective businesses as currently conducted in all material respects.

         Section 13 Intellectual Property. Except as disclosed in Section 3.13 of the Company Disclosure Letter or as disclosed in the Company SEC Documents, and except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or its Subsidiaries and used in their respective operations as currently conducted (collectively, the Intellectual Property"). The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

         Section 14 Computer Software. The Company and its Subsidiaries have such title or such rights by li-cense, lease or other agreement to the computer software programs (other than off-the-shelf software) which are owned, licensed, leased or otherwise used by the Company and its Subsidiaries and which are material to the conduct of their respective operations as currently conducted except where the failure to have such rights would not have a Company Material Adverse Effect.

         Section 15 Information in Offer Documents. None of the information supplied or to be supplied by the Company, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D- 9, including any amendments or supplements thereto, will at the respective times the Offer Documents and the
Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been supplied by Parent or the Purchaser or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 16 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear, Stearns & Co. Inc. ("Bear, Stearns"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and complete copy of which has heretofore been furnished to Parent or the Purchaser.

         Section 17 Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns to the effect that, as of the date hereof, the Offer and the Merger are fair, from a financial point of view, to the shareholders of the Company.

         Section 18 Regulatory Statements. The annual and quarterly statements described in Section 3.18 of the Company Disclosure Letter and the statutory balance sheets and income statements included therein present fairly the statutory financial condition and results of operations of the Company and/or its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with the accounting principles or practices set forth in applicable state laws and regulations or prescribed or permitted by the relevant state regulatory body consistently applied throughout the periods indicated, except as expressly set forth therein and except where the failure of such statements to so present fairly or to have been so prepared would not have a Company Material Adverse Effect.

         Section 19 Certain Contracts. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract which by its terms expressly prohibits or limits its ability, to an extent material to the business of the Company and its Subsidiaries taken as a whole, to engage in any line of business, compete with any person or expand the nature or geographic scope of its business.

         Section 20 Investigation by the Company. In entering into this Agreement, the Company:

                  (a) acknowledges that none of Parent, the Purchaser, their Subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or their agents or representatives, and

                  (b) agrees, to the fullest extent permitted by law, that none of Parent, the Purchaser, their Subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or re-sponsibility whatsoever to the Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company, except that the foregoing limitations shall not (a) apply to Parent and the Purchaser to the extent Parent and the Purchaser makes the specific representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained herein, or (b) preclude the Company from seeking any remedy for fraud.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                AND THE PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect" means only any adverse change in, or effect on, the business, financial condition, operations or results of operations of Parent and its Subsidiaries, taken as a whole that, individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million; provided, however, that the effects of changes that are generally applicable to (i) the


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
healthcare or HMO industries, (ii) the United States economy, or (iii) the United States securities markets shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or (ii) any consequential damages or other consequential valuation.

         Section 2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificates of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states, (e) the Insurance Regulatory Approvals or (f) as described in this Agreement, neither the execu-tion, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of Parent or the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the Parent SEC Documents (as defined in Section 4.4 hereof), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) require on the part of Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have a Parent Material Adverse Effect and would not materially adversely affect the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of the business or activities in which the Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

         Section 4 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1994 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presents in all material respects the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flow (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

         Section 5 Information in Offer Documents; Proxy Statement. None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and the Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 6 Sufficient Funds. Either Parent or the Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         Section 7 Share Ownership. None of Parent, the Purchaser or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns any Shares.

         Section 8 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 9 Brokers or Finders. Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a true and complete copy of which has heretofore been furnished to the Company.

         Section 10 Investigation by Parent. In entering into this Agreement, each of Parent and the Purchaser:

                  (a) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, the Purchaser or their agents or representatives, and

                  (b) agrees, to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Parent or the Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Parent, except that the foregoing limitations shall not (a) apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article III of this Agreement, but always subject to the limitations and restrictions contained herein, or (b) preclude Parent and the Purchaser from seeking any remedy for fraud.


                                    ARTICLE V

                                    COVENANTS

            Section 1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

                  (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

                  (b) the Company will not, directly or indirectly, (i) amend its Articles of Incorporation or By-laws or similar organizational documents; or
(ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

                  (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends from any Subsidiary of the Company to the Company or any other Subsidiary of the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Company Common Stock reserved for issuance on the date hereof upon exercise of outstanding Rights pursuant to the Rights Agreement, issuances pursuant to the exercise of Options outstanding on the date hereof, or issuances pursuant to the Company Convertible Notes; (iii) acquire, sell, lease or dispose of any assets in excess of $5 million, other than in the ordinary and usual course of business; (iv) incur or modify any material debt, other than in the ordinary and usual course of business; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption of the outstanding Rights pursuant to the Rights Agreement;

                  (d) neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, terminate or materially amend any of its Benefit Plans;

                  (e) neither the Company nor any of its Subsidiaries shall, except as contemplated by this Agreement, enter into, adopt or materially amend any employee benefit plans or amend any employment or severance agreement or (except for normal increases in the ordinary and usual course of business to persons other than the employees listed as Tier I through Tier V on Schedule 5.4(b) hereof) increase in any manner the compensation of any employees;

                  (f) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company), except in the ordinary and usual course of business; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company), other than in the ordinary and usual course of business; or (iii) make capital expenditures in excess of an aggregate of $10 million for the first seven months from the date hereof or an additional $5 million thereafter;

                  (g) neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods used by it unless required by GAAP or applicable law;

                  (h) the Company will not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $1,000,000, individually, which are not subject to insurance reimbursement without the prior written consent of Parent, which consent will not be unreasonably withheld, and will consult with Parent with respect to settlement or compromise of any claim (including arbitration) or litigation for less than $1,000,000;

                  (i) the Company will not amend, modify or terminate in any material respect its hospital contracts without the prior written consent of Parent, which consent shall not be unreasonably withheld, and provided that Parent shall designate a single senior officer with responsibility to provide such consent and such officer shall respond within two business days of any such request and the Company will consult with Parent prior to entering into any new hospital contract or agreement; and

                  (j) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

            Section 2 Actions Regarding the Rights. The Company, in accordance with the terms and provisions of the Rights Agreement, and as promptly as practicable on or after the date hereof, shall take all reasonable ac-tions necessary to cause the (a) postponement of the Distribution Date under the Rights Agreement as necessary to prevent this Agreement or the consummation of any of the transactions contemplated hereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in (i) the distribution of separate Rights certificates, or (ii) the occurrence of a Distribution Date, and (b) redemption of the Rights prior to the consummation of the Offer.

            Section 3 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time, as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of January 31, 1997 (the "Confidentiality Agreement").

            Section 4 Employee Benefits.

            (a) Parent and the Purchaser agree that, effective as of the Effective Time and for a two-year period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees") with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to such Retained Employees immediately prior to the date hereof. As soon as reasonably practicable (and in any event prior to consummation of the Offer) and following a review of Parent's employee plans and programs, the Company will confirm to Parent whether it considers Parent's employee plans and programs to be no less favorable in the aggregate than the employee plans and programs of the Company. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

                  (b) Parent and the Purchaser agree to honor, and cause the Surviving Corporation to honor, without modification, (i) all employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company, including, without limitation, the Employee Agreements referred to in Section 3.8(a) hereof (collectively, the "Severance Agreements"), and (ii) the New Severance Arrangements (as defined below). Parent and the Purchaser acknowledge that the transactions contemplated hereby shall constitute a "change in control" for purposes of the Severance Agreements. Parent, the Purchaser and the Company agree that, prior to the Effective Time, the Company shall adopt severance plans and/or enter into severance agreements substantially as provided in Schedule 5.4(b) hereof (the "New Severance Arrangements").

                  (c) In the event Parent or the Purchaser or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.4, proper provision shall be made so that the successors and assigns of Parent, the Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.4 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                  (d) As soon as practicable following the Effective Time (but in no event later than 30 days following the Effective Time) Parent shall take any and all action necessary and appropriate to grant options ("Parent Options") to purchase 200,000 shares of Parent Common Stock to persons who were employees of the Company immediately prior to the Effective Time. Each Parent Option shall have (i) an exercise price equal to the closing price of the Parent Common Stock on the New York Stock Exchange as of the date of grant and (ii) a term of ten years. The allocation to individual employees of the Parent Options shall be made solely by Parent after reasonable consultation with the individual serving as CEO of the Company on the date hereof (the "Company CEO"). The Company CEO shall not be eligible to receive any Parent Options. All other terms and conditions of Parent Options shall be determined by Parent after reasonable consultation with the Company CEO; provided, that such options shall be issued under Parent's existing option plans with terms and conditions customary for grants to similarly situated employees.

            Section 5 No Solicitation. (a) The Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.5(c) hereof), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or
(iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.5 or in any other provision of this Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewith-al to be reasonably capable of consummating such an Acquisition Proposal, and either (A) the Board determines in good faith, after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (B) the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law, and (ii) shall be permitted to (X) take and disclose to the Company's shareholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or (Y) make disclosure to the Company's shareholders, in the case of clause (X) or clause (Y) either (1) with respect to or as result of a Superior Proposal, or (2) if the Company's Board of Directors determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

                  (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, (A) the Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal or (B) the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate Board's fiduciary duties under applicable law.

                  (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

                  (d) The term "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its shareholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

            Section 6 Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

            Section 7 Directors' and Officers' Insurance and Indemnification.
(a) From and after the consummation of the Offer, Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the "Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under New Hampshire law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) Parent and the Company agree that all rights to indemnification and all limitations or liability existing in favor of the Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NHBCA; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Hampshire law, the Company's Articles of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent and; provided, further, that nothing in this Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (c) In the event Parent or the Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and the Purchaser assume the obligations set forth in this Section 5.7 and none of the ac-tions described in clauses (i) or (ii) shall be taken until such provision is made.

                  (d) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

                  Section 8 Approvals and Consents; Cooperation; Notification.
(a) The parties hereto shall use their respective best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, without limitation, pursuant to the HSR Act and with respect to the Insurance Regulatory Approvals, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger.

                  (b) The Company, Parent and the Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act and with respect to the Insurance Regulatory Approvals, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

                  (c) The Company shall give prompt notice to Parent of the occurrence of any Company Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

            Section 9 Further Assurances. Each of the parties hereto agrees to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, (a) Parent and the Purchaser proffering their willingness to accept an order or orders providing for the divestiture by Parent and the Purchaser of such of the Company's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of Parent and the Purchaser) which do not represent in the aggregate assets with a fair market value greater than $67.5 million as are necessary to permit Parent and the Purchaser otherwise fully to consummate the Offer and the Merger and the transactions contemplated hereby, including an offer to hold separate such assets and businesses pending any such divestiture or pending the receipt of any required regulatory approvals, (b) Parent and the Purchaser using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws and with respect to the Insurance Regulatory Approvals, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction, provided that Parent shall not be obligated to continue pursuing any particular litigation or action following the issuance of any preliminary injunction with respect thereto and (c) Parent and the Purchaser using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity in connection with any Insurance Regulatory Approval, except where such objection or condition would result in costs or liabilities to the Company and Parent, taken together (and aggregated with any loss incurred in connection with a disposition of assets pursuant to clause (a) above at less than fair market value), in excess of $67.5 million; provided, however, that notwithstanding the foregoing, during the sixty day period following the date hereof, Parent and Purchaser shall only be obligated to use commercially reasonable efforts to obtain all Insurance Regulatory Approvals. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. Parent agrees to file all applications on Form A (or equivalent form) necessary to obtain the Insurance Regulatory Approvals within 12 business days of the date hereof.

            Section 10 Taxes. With respect to any Taxes, the Company shall not
(i) make any material tax election or (ii) settle or compromise any material income tax liability (whether with respect to amount or timing), in each case without the prior written consent of Parent which consent shall not be unreasonably withheld.

            Section 11 Compliance with Security Takeover Disclosure Act. As soon as practicable following the commencement of the Offer, Parent and Purchaser shall, to the extent required by law, (i) file with the Director of the Office of Securities Regulation (the "Director") of the State of New Hampshire a registration statement (the "Registration Statement") in accordance with, and containing the information required by, Section 421-A:4 of the New Hampshire Security Takeover Disclosure Act (the "Takeover Disclosure Act"), and (ii) comply with all other requirements of the Takeover Disclosure Act. None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Registration Statement will, at the time its is filed with the Director, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Registration Statement.

            Section 12 1996 Form 10-K. The Company will periodically provide Parent with current draft versions of the Company's Annual Report on Form 10-K including documents incorporated therein by reference, for the year ended December 31, 1996.

            Section 13 Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into involving the payment of money in excess of $1 million (to the extent not subject to insurance reimbursement) without Parent's prior written consent, which consent shall not be unreasonably withheld.


                                   ARTICLE VI

                                   CONDITIONS

            Section 1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) this Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Articles of Incorporation;

                  (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                  (c) all Insurance Regulatory Approvals shall have been obtained, except where the failure to have obtained any such approvals would not have a Company Material Adverse Effect;

                  (d) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; and

                  (e) Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

            Section 2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of Parent and the Purchaser shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Parent Material Adverse Effect; and

                  (b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time.

            Section 3 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) the representations and warranties of the Company shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Company Material Adverse Effect; and

                  (b) the Company shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company, at or prior to the Effective Time.

            Section 4 Exception. The conditions set forth in Section 6.3 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer, provided that the terms of this exception will be deemed satisfied if the Purchaser fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.


                                   ARTICLE VII

                                   TERMINATION

            Section 1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                  (a) By the mutual consent of Parent, the Purchaser and the Company.

                  (b) By either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

                        (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to seven months from the execution of this Agreement; provided, however, the Company may, in its sole discretion, extend such termination date for up to an additional 60 days in the event that the Insurance Regulatory Approvals shall not have been obtained by the end of such initial seven month period and provided that, at the end of such seven month period, no Company Material Adverse Effect shall have occurred and be continuing; provid-ed, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                        (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares except such prohibitions which would not have a Company Material Adverse Effect, and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c)  By the Company:

                        (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, either (A) a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal, or (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors of the Company resolves to do any of the foregoing); or

                        (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in willful breach of this Agreement; or

                        (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in willful breach of this Agreement.

                  (d)  By Parent and the Purchaser:

                        (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

                        (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in willful breach of this Agreement.

            Section 2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to this Section 7.2, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and
the last sentence of Section 5.3. Nothing contained in this Section 7.2 shall relieve Parent, the Purchaser or the Company from liability for willful breach of this Agreement.

            (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) hereof or by Parent and the Purchaser pursuant to
Section 7.1(d)(i) hereof, the Company shall pay to Parent by certified check or wire transfer to an account designated by Parent immediately following receipt of a request therefor, an amount equal to $45 million (the "Termination Fee"). In addition, the Company shall pay Parent the Termination Fee if this Agreement is terminated for any reason (other than as a result of a material breach by Parent or the Purchaser that resulted in the termination of this Agreement, or a willful breach by Parent or the Purchaser of their obligations hereunder) at any time after an Acquisition Proposal has been made by a third party (a "Third Party Acquiror") and, within one year after such a termination, the Company completes either (x) a merger, consolidation or other business combination with any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror), or (y) the sale of 50% or more (in voting power) of the voting securities of the Company or of 40% or more (in market value) of the assets of the Company and its Subsidiaries, on a consolidated basis to any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror).


                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders.

            Section 2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

            Section 3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or the Purchaser, to:

                       CIGNA Corporation
                       One Liberty Place
                       1650 Market Street
                       Philadelphia, PA 19192-1520
                       Telephone No.: (215) 761-6041
                       Telecopy No.: (215) 761-3399
                       Attention: Robert L. Rose
                       with a copy to:

                       O'Melveny & Myers LLP
                       Citicorp Center
                       153 East 53rd Street
                       New York, New York  10022
                       Telephone No.:  (212) 326-2000
                       Telecopy No.:  (212) 326-2061
                       Attention: C. Douglas Kranwinkle, Esq.

                 (b)    if to the Company, to:

                        Healthsource, Inc.
                        Two College Park Drive
                        Hooksett, NH  03106
                        Telephone No.: (603) 268-7000
                        Telecopy No.:  (603) 268-7905
                        Attention:  Norman C. Payson, M.D.

                        with a copy to:

                        Skadden, Arps, Slate, Meagher &
                        Flom LLP
                        919 Third Avenue
                        New York, New York 10022
                        Telephone No.:  (212) 735-2322
                        Telecopy No.:  (212) 735-2000
                        Attention:  Paul T. Schnell, Esq.

            Section 4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 27, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            Section 5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 6 Entire Agreement; Third Party Beneficiaries. This Agreement, the Tender Agreement and Irrevocable Proxy and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.4, 5.4 and 5.7, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (other than the provisions relating to the mechanics of the Merger, and other than the duties and obligations of directors and officers of the Company, including without limitation, the provisions of Section 5.5 and 5.7, which shall be governed by New Hampshire law) without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

            Section 9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

            Section 10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

            Section 11 Expenses. Except as set forth in Section 7.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

            Section 12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

            Section 13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 14 Schedules. The Company Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

            IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                               HEALTHSOURCE, INC.


                               By:/s/ Norman C. Payson
                                  ----------------------------------------------
                                  Name:     Norman C. Payson
                                  Title:    President and Chief
                                            Executive Officer


                                CIGNA CORPORATION


                                By:/s/ Robert L. Rose
                                  ----------------------------------------------
                                  Name:     Robert L. Rose
                                  Title:    Vice President
                                            Strategic Growth &
                                            Development


                                CHC ACQUISITION CORP.


                                By:/s/ Robert L. Rose
                                  ----------------------------------------------
                                  Name:     Robert L. Rose
                                  Title:    President

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

            Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, (ii) any Insurance Regulatory Approvals or any other material consent, approval, or authorization required under Federal or any State law required to consummate the Offer have not been obtained, except where the failure to have obtained any such approvals, consents, authorizations or Insurance Regulatory Approvals would not have a Company Material Adverse Effect and would not result in a violation of law,
(iii) the Minimum Condition has not been satisfied, or (iv) at any time on or after February 26, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                  (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger, (2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect, (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

                  (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect;

                  (c) the Merger Agreement shall have been terminated in accordance with its terms;

                  (d) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the then outstanding Shares, through the acquisition of stock, the formation of a group or otherwise;

                  (e) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing; or

                  (f) there shall have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of


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
payments in respect of banks in the United States (whether or not mandatory), or
(iii) any limitation (whether or not mandatory) by an United States governmental authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

            The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.


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
                                 Schedule 5.4(b)


-     Severance Agreements with Company Officers

      - Benefits to be paid if employment is terminated by officer for "good reason" or by Parent or the Company without "cause", in either case, within two years of the consummation of the Offer. Benefits to be paid to the tier I officer concurrently with consummation of the Offer.

      - Lump sum severance benefits for the number of of-ficers identified in this paragraph will be equal to a multiple of salary and maximum bonus. The multiple shall be: 3 with respect to the tier I officer identified to Parent by the Company (pro-vided that such lump sum severance benefit of 3 times salary plus bonus shall not exceed $2.5 mil-lion for such tier I officer) and the 2 tier II officers identified to Parent by the Company; 2 with respect to the 5 tier III officers identified to Parent by the Company; 1.5 with respect to the 4 tier IV officers identified to Parent by the Compa-ny; and 1 with respect to the 17 tier V officers identified to Parent by the Company.

      - Severance benefit also to include (1) pro rata target bonus for the year employment terminates,
            (2) continuation of medical and other welfare bene-fits for a period of years equal to the applicable multiple, (3) office and secretarial services for the same period, (4) outplacement and financial planning services for 12 months following a termi-nation (outplacement services to be consistent with those provided under Parent's severance plan as in effect on the date hereof), (5) a 280G "gross up" payment for any such officer subject to such provi-sion (including the tier I officer) and (6) reason-able legal fees and other expenses incurred in en-forcing the agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code.


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
-     Severance Plan for All Other Company Employees

      - Benefits to be paid if employment is terminated by employee for "good reason" or by Parent or the Company without "cause", in either case, within eighteen months of the consummation of the Offer.

      - Severance benefit to be equal to the benefit provided under the applicable Company Severance Plan (as in effect on the date hereof) or, if greater, under any agreement entered into between the Company and such individual prior to the date hereof, provided however that in no event shall the severance benefit exceed 18 months of base salary.

      - Severance benefit also to include (1) pro rata target bonus for the year employment terminates and (2) continuation of medical and other welfare benefits for a number of weeks equal to the period during which severance is paid.

-     Definitions

      - "Cause" shall mean (i) the commission of any fraud or embezzlement against the Company, (ii) the will-ful and continued refusal to perform duties or willful and continued refusal to comply with direc-tives of superiors, in each case after the employee's failure to cure such conduct within 10 days after receiving written notice from the Compa-ny, (iii) the conviction of a felony and (iv) an order by, or an agreement by an employee with, an appropriate governmental health care regulatory agency removing or otherwise disqualifying an em-ployee from employment with the Company or any of its affiliates.

      - "Good Reason" shall mean (i) any reduction in total compensation, including incentive compensation opportunity, (ii) relocation of place of employment to a location more than 35 miles from each of the employee's existing place of employment and the employee's primary residence or (iii) (A) in the case of the tier II officers, any adverse change in duties, responsibilities, authority, title or of-fice and (B) in the case of tier III, tier IV and tier V officers, any material adverse change to


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
            title or office or material diminution of duties, responsibilities or authority. Notwithstanding the foregoing, Good Reason shall not include a reduction from regional responsibility to serving as CEO of the individual's principal HMO with respect to the Senior Vice Presidents of the Company identified to Parent by the Company.


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
                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                    ARTICLE I

                              THE OFFER AND MERGER

      Section 1.1       The Offer..........................................  1
      Section 1.2       Company Actions....................................  3
      Section 1.3       Directors..........................................  5
      Section 1.4       The Merger.........................................  7
      Section 1.5       Effective Time.....................................  7
      Section 1.6       Closing............................................  7
      Section 1.7       Directors and Officers of the Surviving
                        Corporation........................................  8
      Section 1.8       Shareholders' Meeting..............................  8
      Section 1.9       Merger Without Meeting of Shareholders.............  9
      Section 1.10      Convertible Notes..................................  9

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      Section 2.1       Conversion of Capital Stock........................ 10
      Section 2.2       Exchange of Certificates........................... 11
      Section 2.3       Dissenting Shares.................................. 13
      Section 2.4       Company Option Plans............................... 13

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 3.1       Organization....................................... 16
      Section 3.2       Capitalization..................................... 18
      Section 3.3       Authorization; Validity of Agreement;
                        Company Action..................................... 19
      Section 3.4       Consents and Approvals; No Violations.............. 20
      Section 3.5       SEC Reports and Financial Statements............... 21
      Section 3.6       No Undisclosed Liabilities......................... 22
      Section 3.7       Absence of Certain Changes......................... 22
      Section 3.8       Employee Benefit Plans; ERISA...................... 23
      Section 3.9       Litigation......................................... 25
      Section 3.10      No Default; Compliance with Applicable
                        Laws............................................... 25
      Section 3.11      Taxes.............................................. 25
      Section 3.12      Real Property...................................... 27
      Section 3.13      Intellectual Property.............................. 27
      Section 3.14      Computer Software.................................. 27
      Section 3.15      Information in Offer Documents..................... 28
      Section 3.16      Brokers or Finders................................. 28
      Section 3.17      Opinion of Financial Advisor....................... 28

                                                                           Page
                                                                           ----
      Section 3.18      Regulatory Statements.............................. 29
      Section 3.19      Certain Contracts.................................. 29
      Section 3.20      Investigation by the Company....................... 29

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                AND THE PURCHASER

      Section 4.1       Organization....................................... 30
      Section 4.2       Authorization; Validity of Agreement;
                        Necessary Action................................... 31
      Section 4.3       Consents and Approvals; No Violations.............. 31
      Section 4.4       SEC Reports and Financial Statements............... 32
      Section 4.5       Information in Offer Documents; Proxy
                        Statement.......................................... 33
      Section 4.6       Sufficient Funds................................... 34
      Section 4.7       Share Ownership.................................... 34
      Section 4.8       Purchaser's Operations............................. 34
      Section 4.9       Brokers or Finders................................. 34
      Section 4.10      Investigation by Parent............................ 34

                                    ARTICLE V

                                    COVENANTS

      Section 5.1       Interim Operations of the Company.................. 35
      Section 5.2       Actions Regarding the Rights....................... 37
      Section 5.3       Access to Information.............................. 38
      Section 5.4       Employee Benefits.................................. 38
      Section 5.5       No Solicitation.................................... 40
      Section 5.6       Publicity.......................................... 43
      Section 5.7       Directors' and Officers' Insurance and
                        Indemnification.................................... 43
      Section 5.8       Approvals and Consents; Cooperation;
                        Notification....................................... 45
      Section 5.9       Further Assurances................................. 46
      Section 5.10      Taxes.............................................. 47
      Section 5.11      Compliance with Security Takeover Dis-
                        closure Act........................................ 47
      Section 5.12      1996 Form 10-K..................................... 48
      Section 5.13      Shareholder Litigation............................. 48

                                   ARTICLE VI

                                   CONDITIONS

      Section 6.1       Conditions to Each Party's Obligation to
                        Effect the Merger.................................. 48

                                                                     Page
                                                                     ----
      Section 6.2       Conditions to the Obligations of the
                        Company to Effect the Merger................. 49
      Section 6.3       Conditions to the Obligations of Parent
                        and the Purchaser to Effect the Merger....... 49
      Section 6.4       Exception.................................... 50

                                   ARTICLE VII

                                   TERMINATION

      Section 7.1       Termination.................................. 50
      Section 7.2       Effect of Termination........................ 52

                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.1       Amendment and Modification................... 53
      Section 8.2       Nonsurvival of Representations and War-
                        ranties...................................... 54
      Section 8.3       Notices...................................... 54
      Section 8.4       Interpretation............................... 55
      Section 8.5       Counterparts................................. 56
      Section 8.6       Entire Agreement; Third Party Beneficia-
                        ries......................................... 56
      Section 8.7       Severability................................. 56
      Section 8.8       Governing Law................................ 57
      Section 8.9       Specific Performance......................... 57
      Section 8.10      Assignment................................... 57
      Section 8.11      Expenses..................................... 57
      Section 8.12      Headings..................................... 57
      Section 8.13      Waivers...................................... 58
      Section 8.14      Schedules.................................... 58


Annex A           Conditions to the Offer